Exhibit 99.4
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Management’s discussion and analysis of financial condition and results of operations (“MD&A”) is intended to provide the reader with information that will assist in understanding our financial statements and the reasons for changes in certain key components of our financial statements from period to period. MD&A also provides the reader with our perspective on our financial position and liquidity, as well as certain other factors that may affect our future results.
Business Overview
As described in more detail in Item 1 of this Report, we are a publicly owned, non-actively traded REIT that invests in commercial properties leased to companies domestically and internationally. As a REIT, we are not subject to U.S. federal income taxation as long as we satisfy certain requirements, principally relating to the nature of our income, the level of our distributions and other factors. We earn revenue principally by leasing the properties we own to single corporate tenants, primarily on a triple-net lease basis, which requires the tenant to pay substantially all of the costs associated with operating and maintaining the property. Revenue is subject to fluctuation because of the timing of new lease transactions, lease terminations, lease expirations, contractual rent increases, tenant defaults and sales of properties. We were formed in 1997 and are managed by the advisor.
Financial Highlights
(In thousands)

	Years ended December 31,
	2009	2008	2007
Total revenues	$162,537	$155,294	$151,760
Net income attributable to CPA®:14 shareholders	5,316	45,164	64,390
Cash flow from operating activities	87,900	110,697	89,730
Total revenues increased in 2009 as compared to 2008 primarily due to scheduled rent increases at several properties and income recognized in connection with the forgiveness of a loan.
The reduction in net income in 2009 as compared to 2008 was primarily due to an increase in the amount of impairment charges recognized. We recognized impairment charges totaling $41.0 million in 2009 as compared to $10.9 million in 2008. In addition, 2008 net income included income of $10.9 million in payments from the advisor related to its previously disclosed SEC investigation (the “SEC Settlement”).
Cash flow from operating activities in 2009 was impacted negatively by increases in rent delinquencies and property carrying costs. Cash flow from operating activities in 2008 included the receipt of $10.9 million related to the advisor’s SEC Settlement.
Our quarterly cash distribution increased to $0.1991 per share for the fourth quarter of 2009, or $0.80 per share on an annualized basis.
We consider the performance metrics listed above as well as certain non-GAAP performance metrics to be important measures in the evaluation of our results of operations, liquidity and capital resources. We evaluate our results of operations with a primary focus on the ability to generate cash flow necessary to meet our objectives of funding distributions to shareholders and increasing equity in our real estate.
Current Trends
As of the date of this Report, we are focused on managing our existing portfolio of properties. In our initial offering documents, we stated our intention to consider liquidity events for investors generally commencing eight years following the investment of substantially all of the net proceeds from that offering, which occurred in 2000. As a result, during the first quarter of 2008, the advisor began actively considering liquidity alternatives on our behalf and discussed with our board of directors a number of alternatives, including a possible merger with another CPA® REIT, selling our assets, either on a portfolio basis or individually, or listing our shares on a stock exchange. However, in light of deteriorating market conditions during 2008, the advisor recommended, and our board agreed, that further consideration of liquidity alternatives be postponed until market conditions become more stable. Although we believe we have recently seen an easing of the global economic and financial crisis that had severely curbed liquidity in the credit and real estate financing markets, the full magnitude, effects and duration of the crisis cannot be predicted, and we are unable to predict when a liquidity event will occur.

As a result of improving economic conditions, we have seen an improvement in financing conditions for refinancing of maturing debt, both domestically and internationally, although generally at lower loan to value ratios than in prior periods. However, the continuing effects of the challenging economic environment have also resulted in some negative trends affecting our business. These trends include: continued tenant defaults; renewals of tenant leases generally at lower rental rates than existing leases; low inflation rates, which will likely limit rent increases in upcoming periods because most of our leases provide for rent adjustments indexed to changes in the CPI; and higher impairment charges. In addition, partly to preserve capital and liquidity, we suspended our redemption plan in September 2009.
Despite recent indicators that the economy is beginning to recover, the current trends that affect our business remain dependent on the rate and scope of the recovery, rendering any discussion of the impact of these trends highly uncertain. Nevertheless, as of the date of this Report, the impact of current financial and economic trends on our business segments, and our response to those trends, is presented below.
Financing Conditions
Conditions in the real estate financing markets impact our ability to refinance maturing debt. Despite the recent weak financing environment, which has resulted in lenders for both domestic and international investments offering loans at shorter maturities, with lower loan to value ratios, and subject to variable interest rates, we have begun to see some improvements in the financing markets and to date have been successful refinancing maturing debt. We generally attempt to obtain interest rate caps or swaps to mitigate the impact of variable rate financing. During 2009, we refinanced $31.6 million of maturing debt with new non-recourse mortgage financing totaling $27.8 million, with a weighted average annual interest rate and term of up to 6.7% and 9.8 years, respectively. In addition, a venture in which we have a 67% interest, which we account for under the equity method of accounting, refinanced maturing debt with new non-recourse mortgage financing of $22.6 million with a fixed annual interest rate and term of 5.9% and 10 years, respectively.
At December 31, 2009, we had aggregate balloon payments totaling $66.7 million due in 2010, and $255.8 million due in 2011, inclusive of amounts attributable to noncontrolling interests totaling $29.3 million in 2011. In the first quarter of 2010, we made balloon payments totaling $5.4 million. In addition, our share of balloon payments due in 2010 and 2011 on our unconsolidated ventures is $4.2 million and $9.8 million, respectively. We are actively seeking to refinance this debt but believe we and our venture partners have sufficient financing alternatives and/or cash resources to make these payments, if necessary. Our property level debt is generally non-recourse, which means that if we default on a mortgage loan obligation, our exposure is limited to our equity invested in that property.
Corporate Defaults
Some of our tenants have experienced financial stress, and we expect that this trend may continue, albeit at a less severe rate, in 2010. Corporate defaults can reduce our results of operations and cash flow from operations.
Tenants in financial distress may become delinquent on their rent and/or default on their leases and, if they file for bankruptcy protection, may reject our lease in bankruptcy court, all of which may require us to incur impairment charges. Even where a default has not occurred and a tenant is continuing to make the required lease payments, we may restructure or renew leases on less favorable terms, or the tenant’s credit profile may deteriorate, which could affect the value of the leased asset and could in turn require us to incur impairment charges. Based on tenant activity during 2009, including lease amendments, early lease renewals and lease rejections in bankruptcy court, we currently expect that 2010 contractual annualized lease revenue will decrease by approximately 9%, as compared with 2009 lease revenue. However, this amount may increase or decrease based on additional tenant activity and changes in economic conditions, both of which are outside of our control. If the North American and European economic zones continue to experience the improving economic conditions that they have experienced recently, we would expect to see an improvement in the general business conditions for our tenants, which should result in less stress for them financially. However, if economic conditions deteriorate, it is possible that our tenants’ financial condition will deteriorate as well.
During 2009, five tenants that accounted for $9.9 million of our 2009 lease revenues vacated their properties or rejected their leases with us in connection with bankruptcy or liquidation proceedings. During the time that these properties remain unoccupied, we anticipate that we will incur significant carrying costs. As a result of these corporate defaults, during 2009 we suspended debt service on three related non-recourse mortgage loans, which had an aggregate outstanding balance of $54.1 million at December 31, 2009. In addition, we entered into lease amendments with three tenants upon their emergence from bankruptcy during 2009. During the first quarter of 2010, we returned to the lender one of these properties that had collateralized a non-recourse mortgage loan with an outstanding balance of $27.6 million at December 31, 2009 and during the second quarter of 2010, the court appointed a receiver on another property as a result of a default by us on a non-recourse mortgage debt with an outstanding balance of $19.4 million at December 31, 2009. In accordance with current authoritative guidance for accounting for disposal of long-lived assets, the net results of operations of each of these two properties have been reclassified to discontinued operations from continuing operations for the years ended December 31, 2009, 2008 and 2007 (Note 20).

To mitigate these risks, we have invested in assets that we believe are critically important to a tenant’s operations and have attempted to diversify our portfolio by tenant and tenant industry. We also monitor tenant performance through review of rent delinquencies as a precursor to a potential default, meetings with tenant management and review of tenants’ financial statements and compliance with any financial covenants. When necessary, our asset management process includes restructuring transactions to meet the evolving needs of tenants, re-leasing properties, refinancing debt and selling properties, where possible, as well as protecting our rights when tenants default or enter into bankruptcy.
Net Asset Values
We generally calculate an estimated net asset value per share for our portfolio on an annual basis. This calculation is based in part on an estimate of the fair market value of our real estate provided by a third party, adjusted to give effect to the estimated fair value of mortgages encumbering our assets (also provided by a third party) as well as other adjustments. There are a number of variables that comprise this calculation, including individual tenant credits, tenant defaults, lease terms, lending credit spreads, and foreign currency exchange rates, among others. We do not control these variables and, as such, cannot predict how they will change in the future.
As a result of the overall continued weakness in the economy during 2009, our estimated net asset value per share as of December 31, 2009 decreased to $11.80, a 9.2% decline from our December 31, 2008 estimated net asset value per share of $13.00. We generally would not expect to update our estimated net asset value on an interim basis unless we were to undertake an extraordinary corporate transaction. However, there can be no assurance that, if we were to calculate our estimated net asset value on an interim basis, it would not be less than $11.80 per share, particularly given current market volatility.
Redemptions and Distributions
We experienced higher levels of share redemptions during 2009. Our redemption plan provides for certain limits on the amount of redemptions, including that redemptions cannot exceed 5% of outstanding shares. As a result of the increased redemption level, redemptions were approaching the 5% level, and as a result, in September 2009, our board of directors approved the suspension of our redemption plan effective for all redemption requests received subsequent to September 1, 2009. This suspension will remain in effect until our board of directors, in its discretion, determines to reinstate the redemption plan. To date, we have not experienced conditions that have affected our ability to continue to pay distributions.
Inflation and Foreign Exchange Rates
Our leases generally have rent adjustments based on formulas indexed to changes in the CPI or other similar indices for the jurisdiction in which the property is located. Because these rent adjustments may be calculated based on changes in the CPI over a multi-year period, changes in inflation rates can have a delayed impact on our results of operations. Rent adjustments during 2008 and 2009 have generally benefited from increases in inflation rates during the years prior to the scheduled rent adjustment date. However, we expect that rent increases will be significantly lower in coming years as a result of the current historically low inflation rates in the U.S. and the Euro zone.
We have foreign investments and as a result are subject to risk from the effects of exchange rate movements. Because we generally place both our debt obligation to the lender and the tenant’s rental obligation to us in the same currency, our results of foreign operations benefit from a weaker U.S. dollar and are adversely affected by a stronger U.S. dollar relative to foreign currencies; that is, a weaker U.S. dollar will tend to increase both our revenues and our expenses, while a stronger U.S. dollar will tend to reduce both our revenues and our expenses.
The average rate for the U.S. dollar in relation to the Euro strengthened by approximately 5% during 2009 in comparison to 2008, resulting in a modestly negative impact on our results of operations for Euro-denominated investments in the current year. For 2008 as compared with 2007, the average rate for the U.S. dollar in relation to the Euro weakened by approximately 7%, resulting in a modestly positive impact on our results of operations for Euro-denominated investments in 2008 as compared with 2007. Investments denominated in the Euro accounted for approximately 17%, 15% and 16% of our contractual annualized lease revenues for 2009, 2008 and 2007, respectively. To the extent foreign currency exchange rates are in line with 2008 and 2009 levels, they will have a minimal impact on our financial conditions and results of operations. However, significant shifts in the value of the Euro could have a material impact on our future results. For example, in the first two months of 2010, the dollar has strengthened significantly relative to the Euro.

How We Evaluate Results of Operations
We evaluate our results of operations with a primary focus on our ability to generate cash flow necessary to meet our objectives of funding distributions to shareholders and increasing our equity in our real estate. As a result, our assessment of operating results gives less emphasis to the effect of unrealized gains and losses, which may cause fluctuations in net income for comparable periods but have no impact on cash flows, and to other non-cash charges, such as depreciation and impairment charges.
We consider cash flows from operating activities, cash flows from investing activities, cash flows from financing activities and certain non-GAAP performance metrics to be important measures in the evaluation of our results of operations, liquidity and capital resources. Cash flows from operating activities are sourced primarily from long-term lease contracts. These leases are generally triple net and mitigate, to an extent, our exposure to certain property operating expenses. Our evaluation of the amount and expected fluctuation of cash flows from operating activities is essential in assessing our ability to fund operating expenses, service debt and fund distributions to shareholders.
We consider cash flows from operating activities plus cash distributions from equity investments in real estate in excess of equity income, less cash distributions paid to consolidated joint venture partners, as a supplemental measure of liquidity in evaluating our ability to sustain distributions to shareholders. We consider this measure useful as a supplemental measure to the extent the source of distributions in excess of equity income in real estate is the result of non-cash charges, such as depreciation and amortization, because it allows us to evaluate the cash flows from consolidated and unconsolidated investments in a comparable manner. In deriving this measure, we exclude cash distributions from equity investments in real estate that are sourced from the sales of the equity investee’s assets or refinancing of debt because we deem them to be returns of investment and not returns on investment.
We focus on measures of cash flows from investing activities and cash flows from financing activities in our evaluation of our capital resources. Investing activities typically consist of the acquisition or disposition of investments in real property and the funding of capital expenditures with respect to real properties. Financing activities primarily consist of the payment of distributions to shareholders, obtaining non-recourse mortgage financing, generally in connection with the acquisition or refinancing of properties, and making mortgage principal payments. Our financing strategy has been to purchase substantially all of our properties with a combination of equity and non-recourse mortgage debt. A lender on a non-recourse mortgage loan generally has recourse only to the property collateralizing such debt and not to any of our other assets. This strategy has allowed us to diversify our portfolio of properties and, thereby, limit our risk. However, because of recent conditions in credit markets, obtaining financing is more challenging at present and we may complete transactions without obtaining financing. In the event that a balloon payment comes due, we may seek to refinance the loan, restructure the debt with existing lenders, or evaluate our ability to pay the balloon payment from our cash reserves or sell the property and use the proceeds to satisfy the mortgage debt.
Results of Operations
Our evaluation of the sources of lease revenues is as follows (in thousands):

	Years ended December 31,
	2009	2008	2007
Rental income	$139,757	$134,412	$129,852
Interest income from direct financing leases	14,356	15,359	16,472

	$154,113	$149,771	$146,324

The following table sets forth the net lease revenues (i.e., rental income and interest income from direct financing leases) that we earned from lease obligations through our direct ownership of real estate (in thousands):

	Years ended December 31,
Lessee	2009	2008	2007
Carrefour France, SAS (a) (b)	$22,177	$19,656	$17,379
Petsmart, Inc. (c)	8,027	7,939	8,027
Federal Express Corporation (c)	7,044	6,967	6,891
Dick’s Sporting Goods, Inc.	6,939	7,076	6,832
Atrium Companies, Inc.	5,277	5,170	5,017
Metaldyne Company LLC (d)	5,210	3,899	3,797
Tower Automotive, Inc. (b)	4,629	4,493	4,194
Perkin Elmer, Inc. (a) (e)	4,552	4,802	3,838
Katun Corporation (a)	4,501	4,497	4,400
Caremark Rx, Inc.	4,300	4,300	4,300
McLane Company Food Service Inc.	3,736	3,706	3,569
Amylin Pharmaceuticals, Inc. (f)	3,635	—	—
Amerix Corp. (b)	3,241	2,980	2,928
Rave Reviews Cinemas LLC	3,037	2,907	2,888
Gibson Guitar Corp. (c)	2,727	2,658	2,556
Builders FirstSource, Inc. (c)	2,719	2,692	2,633
Gerber Scientific, Inc.	2,668	2,591	2,508
Collins & Aikman Corporation (g)	2,564	2,488	3,644
Waddington North America, Inc.	2,536	2,536	2,468
Other (a) (c)	54,594	58,414	58,455

	$154,113	$149,771	$146,324

(a)	Amounts are subject to fluctuations in foreign currency exchange rates. The average rate for the U.S. dollar in relation to the Euro during the year ended December 31, 2009 strengthened by approximately 5% in comparison to 2008, resulting in a negative impact on lease revenues for our Euro-denominated investments in 2009. This impact was mitigated in some cases by CPI or similar rent increases.

(b)	Increase was due to CPI-based (or equivalent) rent increase.

(c)	These revenues are generated in consolidated ventures, generally with our affiliates, and include lease revenues applicable to noncontrolling interests totaling $8.2 million, $6.3 million and $6.3 million for the years ended December 31, 2009, 2008 and 2007, respectively.

(d)	Increase is due to amortization of a lease termination payment. In December 2009, we entered into a lease settlement with Metaldyne upon its emergence from bankruptcy whereby Metaldyne terminated its lease for four of the five properties it leases from us. Metaldyne will continue to lease the fifth property at a reduced rent. We entered into direct leases with existing subtenants at two of the properties vacated by Metaldyne, while the other two properties remain vacant at the date of this Report. During 2009, we recognized an impairment charge of $4.0 million on a property leased to Metaldyne (Note 11).

(e)	We acquired an additional property leased to this tenant in December 2007.

(f)	We consolidated this venture as of September 30, 2009 (Note 6).

(g)	Decrease in 2008 was due to the sale of two properties in December 2007.

We recognize income from equity investments in real estate, of which lease revenues are a significant component. The following table sets forth the net lease revenues earned by these ventures. Amounts provided are the total amounts attributable to the ventures and do not represent our proportionate share (dollars in thousands):

	Ownership
	Interest at	Years ended December 31,
Lessee	December 31, 2009	2009	2008	2007
Hellweg Die Profi-Baumarkte GmbH & Co. KG (a)	32%	$35,889	$37,128	$25,536
U-Haul Moving Partners, Inc. and Mercury Partners, L.P. (b)	12%	30,589	28,541	28,541
True Value Company	50%	14,492	14,698	14,169
Advanced Micro Devices, Inc.	67%	11,175	11,175	10,451
Life Time Fitness, Inc.	56%	9,272	9,272	9,216
CheckFree Holdings, Inc.	50%	4,964	4,830	4,711
Best Buy Co., Inc.	37%	4,553	4,421	4,484
Compucom Systems, Inc.	67%	5,020	4,902	4,549
Del Monte Corporation (b)	50%	3,529	3,241	2,955
The Upper Deck Company	50%	3,194	3,194	3,194
Dick’s Sporting Goods, Inc.	45%	3,141	3,141	3,030
ShopRite Supermarkets, Inc.	45%	2,484	2,461	2,442
Town Sports International Holdings, Inc.	56%	1,086	1,086	1,086
Amylin Pharmaceuticals, Inc. (c)	50%	—	3,343	3,343

		$129,388	$131,433	$117,707

(a)	We acquired our interest in this venture during 2007. In addition to lease revenues, the venture also earned interest income of $27.1 million, $28.1 million and $19.5 million on a note receivable during 2009, 2008 and 2007, respectively. Amounts are subject to fluctuations in foreign currency exchange rates.

(b)	Increase was due to CPI-based (or equivalent) rent increase.

(c)	We consolidated this venture as of September 30, 2009 (Note 6).
Lease Revenues
Our net leases generally have rent adjustments based on formulas indexed to changes in the CPI or other similar indices for the jurisdiction in which the property is located, sales overrides or other periodic increases, which are intended to increase lease revenues in the future. We own international investments and, therefore, lease revenues from these investments are subject to fluctuations in exchange rate movements in foreign currencies. In certain cases, although we recognize lease revenues in connection with our tenants’ obligation to pay rent, we may also increase our uncollected rent expense if tenants are experiencing financial distress and have not paid the rent to us that they owe, as described in Property expenses below.
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, lease revenues increased by $4.3 million, primarily due to scheduled rent increases at several properties totaling $4.7 million. In addition, an adjustment we made in the third quarter of 2009 to record a venture under the consolidation method that was previously accounted for under the equity method (Note 6) resulted in $2.5 million increase in lease revenues. These increases were partially offset by a decrease in lease revenues of $2.4 million as a result of tenants’ lease restructurings and lease rejections in bankruptcy court, as well as a decrease of $0.4 million as a result of the negative impact of fluctuations in foreign currency exchange rates.
2008 vs. 2007 — For the year ended December 31, 2008 as compared to 2007, lease revenues increased by $3.4 million, primarily due to scheduled rent increases at several properties and rental income from an investment that we entered into in December 2007 totaling $4.4 million. Lease revenues also increased by $1.5 million due to the positive impact of fluctuations in foreign currency exchange rates. These increases were partially offset by the impact of property sales and lease terminations during 2008, which reduced lease revenues by $2.5 million.
Other Operating Income
Other operating income generally consists of costs reimbursable by tenants, lease termination payments and other non-rent related revenues including, but not limited to, settlements of claims against former lessees. We receive settlements in the ordinary course of business; however, the timing and amount of such settlements cannot always be estimated. Reimbursable tenant costs are recorded as both income and property expense and, therefore, have no impact on net income.

2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, other operating income increased by $2.9 million, primarily due to income recognized in connection with the forgiveness of a loan to us by one of our tenants. Upon emerging from bankruptcy in the third quarter of 2009, Special Devices terminated its existing lease with us and entered into two new leases, one of which expired in January 2010 while the other one expires in June 2021. In connection with their restructuring, Special Devices forgave our existing $4.6 million note payable to it effective January 2010. As a result of the loan forgiveness, we recognized income of $2.9 million in 2009. The remaining income will be recognized between 2010 and 2021, when the second lease expires.
2008 vs. 2007 — For the year ended December 31, 2008 as compared to 2007, other operating income increased by $0.1 million.
Depreciation and Amortization
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, depreciation and amortization increased by $4.3 million, primarily due to an increase of $2.9 million in the amortization of lease-related intangible assets in connection with the restructuring of several leases in 2009 and $2.2 million from a venture that was previously accounted for under the equity method (Note 6). These increases were partially offset by a decrease in depreciation of $0.7 million related to a property that became fully depreciated in 2008.
2008 vs. 2007 — For the year ended December 31, 2008 as compared to 2007, depreciation and amortization expense decreased by $0.6 million, primarily due to a $1.3 million write off of lease-related intangible assets in 2007 related to a tenant that terminated its lease with us. This decrease was partially offset by a full year of depreciation incurred on several properties acquired in 2007 totaling $0.6 million.
Property Expense
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, property expenses decreased by $0.8 million, primarily due to a $2.2 million decrease in asset management and performance fees payable to the advisor, as a result of a decline in our annual estimated net asset valuation at December 31, 2008 in comparison with the estimated valuation at December 31, 2007. This decrease was partially offset by increases in costs related to current and former tenants who have filed for bankruptcy totaling $1.3 million.
2008 vs. 2007 — For the year ended December 31, 2008 as compared to 2007, property expenses increased by $2.3 million, primarily due to a higher number of tenants experiencing financial difficulties, which resulted in a $1.6 million increase in uncollected rent expense and unreimbursable costs at these properties. In addition, reimbursable tenant costs increased by $0.6 million in 2008.
General and Administrative
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, general and administrative expenses decreased by $1.6 million, primarily due to $1.4 million of costs incurred in connection with exploring potential liquidity alternatives during 2008.
2008 vs. 2007 — For the year ended December 31, 2008 as compared to 2007, general and administrative expenses increased by $0.3 million, primarily due to the $1.4 million of costs incurred in connection with exploring potential liquidity alternatives during 2008, partially offset by a $0.9 million decrease in our share of expenses allocated by the advisor. These expenses are allocated among us and the affiliated CPA® REITs according to a formula based on gross revenues. The amounts allocated to us during 2008 decreased in comparison to prior years as a result of the growth in gross revenues of certain of our affiliates.

Impairment Charges
For the years ended December 31, 2009, 2008 and 2007, we recorded impairment charges in our continuing real estate operations totaling $10.1 million, $1.1 million and $0.3 million, respectively. The table below summarizes these impairment charges (in thousands):

Lessee	2009	2008	2007	Reason
Metaldyne Company	4,027	—	—	Tenant filed for bankruptcy
Nexpak Corporation	3,500	—	—	Tenant filed for bankruptcy
Various lessees	2,566	1,139	345	Decline in unguaranteed residual value or estimated fair market value of properties

Impairment charges from continuing operations	$10,093	$1,139	$345

See Income from Equity Investments in Real Estate and Discontinued Operations below for additional impairment charges incurred during 2009 and 2008.
Income from Equity Investments in Real Estate
Income from equity investments in real estate represents our proportionate share of net income (revenue less expenses) from investments entered into with affiliates or third parties in which we have a noncontrolling interest but exercise significant influence.
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, income from equity investments in real estate increased by $13.2 million, primarily due to a decrease in other-than-temporary impairment charges of $9.1 million and a reduction in interest expense of $2.1 million as a result of several ventures refinancing their mortgage loans during 2008 and 2009. Under current accounting guidance for investments in unconsolidated ventures, we are required to periodically compare an investment’s carrying value to its estimated fair value and recognize an impairment charge to the extent that carrying value exceeds fair value. At December 31, 2009, we incurred an other-than-temporary impairment charge of $0.7 million on an equity investment to reduce the carrying value of the investment to its estimated fair value. At December 31, 2008, we incurred impairment charges totaling $9.8 million on three domestic equity investments as a result of their carrying values exceeding their estimated fair values, for which we deemed the decline in value to be other-than-temporary.
2008 vs. 2007 — For the year ended December 31, 2008 as compared to 2007, income from equity investments in real estate decreased by $16.5 million, primarily due to the recognition of other-than-temporary impairment charges totaling $9.8 million in 2008, as described above. In addition, income from equity investments in real estate decreased by $5.4 million as a result of the sale of certain investments in the fourth quarter of 2007. During 2008, we also recognized a net loss of $0.4 million from a German venture that we acquired in April 2007, as compared to a net gain of $1.4 million in 2007. Substantially all of the loss from the German venture resulted from the recognition of an unrealized loss on embedded credit derivative instruments.
Other Income and (Expenses)
Other income and (expenses) generally consists of gains and losses on foreign currency transactions and derivative instruments. We and certain of our foreign consolidated subsidiaries have intercompany debt and/or advances that are not denominated in the entity’s functional currency. When the intercompany debt or accrued interest thereon is remeasured against the functional currency of the entity, a gain or loss may result. For intercompany transactions that are of a long-term investment nature, the gain or loss is recognized as a cumulative translation adjustment in other comprehensive income or loss. We also recognize gains or losses on foreign currency transactions when we repatriate cash from our foreign investments. In addition, we have certain derivative instruments, including common stock warrants, for which realized and unrealized gains and losses are included in earnings. The timing and amount of such gains and losses cannot always be estimated and are subject to fluctuation.
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, net other income decreased by $2.4 million, primarily due to a decrease in realized gains on foreign currency transactions of $3.3 million as a result of the strengthening of the U.S. dollar relative to the Euro in 2009 as compared to 2008, as well as a reduction in the total amount of cash repatriated from foreign subsidiaries. This decrease was partially offset by unrealized gains totaling $1.3 million on certain marketable securities in 2009.
2008 vs. 2007 — For the year ended December 31, 2008 as compared to 2007, net other income decreased by $7.1 million, primarily due to a reduction in gains on the exchange or sale of real estate, net, of $9.0 million, which was partially offset by an increase in net gains on foreign currency transactions of $1.8 million. During 2007, we recognized a gain on exchange of real estate of $8.4 million in connection with the exchange of redeveloped land for a condominium interest in a newly constructed retail facility. Construction of the retail facility was funded entirely by the developer and was completed in November 2007, at which time we completed the exchange and recognized a gain on the exchange of $8.4 million. In addition, during 2007, we also recognized a gain of $1.1 million on the sale of two properties to Collins & Aikman Corporation, which repurchased two properties it leased from us upon its emergence from bankruptcy protection. The increase in net gains on foreign currency transactions was primarily due to the continued weakening of the U.S. dollar relative to the Euro during 2008 as compared to 2007.

Advisor Settlement
During 2008, we recognized income of $10.9 million in connection with the advisor’s SEC Settlement (Note 14). We received payment of this amount from the advisor in April 2008.
Provision for Income Taxes
2009 vs. 2008 — For the years ended December 31, 2009, 2008 and 2007, provisions for income taxes were $3.3 million, $2.2 million and $1.9 million, respectively. The increase in 2009 of $1.1 million compared to 2008 was primarily due to an increase in foreign tax liabilities as a result of higher taxable income recognized by certain foreign subsidiaries.
Discontinued Operations
2009 — During 2009, we recognized loss from discontinued operations of $27.6 million, primarily due to impairment charges of $22.2 million recognized on a property previously leased to Nortel Networks Inc. to reduce its carrying value to its estimated fair value based on a discounted cash flow analysis, and $8.1 million recognized on a domestic property leased to Buffets, Inc. to reduce its carrying value to its estimated fair value based on third party broker quotes. In addition, the loss generated from the operations of discontinued properties was $6.0 million for the year ended December 31, 2009, primarily reflecting uncollected rent expense of $8.4 million, including a charge of $3.9 million to write off estimated unrecoverable straight-line rent receivables, primarily for Nortel Networks Inc., which filed for bankruptcy in January 2009 and disaffirmed its lease with us. In March 2010, we turned the Nortel Networks, Inc. property back to the lender in exchange for the lender’s agreement to relieve us of all obligations under the related non-recourse mortgage loan. These losses were partially offset by a net gain of $8.6 million on the sales of two unrelated domestic properties.
2008 — During 2008, we recognized income from discontinued operations of $5.9 million, which consisted of income generated from the operations of discontinued properties of $5.4 million and a net gain on sale of properties of $0.5 million.
2007 — During 2007, we recognized income from discontinued operations of $13.7 million, due to the recognition of a net gain of $7.8 million on the sale of a property in Arizona, as well as income generated from the operations of discounted properties of $5.9 million.
Net Income Attributable to CPA®:14 Shareholders
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, the resulting net income attributable to CPA®:14 shareholders decreased by $39.8 million.
2008 vs. 2007 — For the year ended December 31, 2008 as compared to 2007, the resulting net income attributable to CPA®:14 shareholders decreased by $19.2 million.
Financial Condition
Sources and Uses of Cash during the Year
One of our objectives is to use the cash flow from net leases to meet operating expenses, service debt and fund distributions to shareholders. Our cash flows fluctuate period to period due to a number of factors, which may include, among other things, the timing of purchases and sales of real estate, timing of proceeds from non-recourse mortgage loans and receipt of lease revenues, the advisor’s annual election to receive fees in restricted shares of our common stock or cash, the timing and characterization of distributions from equity investments in real estate and payment to the advisor of the annual installment of deferred acquisition fees and interest thereon in the first quarter. Despite this fluctuation, we believe that we will generate sufficient cash from operations and from equity distributions in excess of equity income in real estate to meet our short-term and long-term liquidity needs. We may also use existing cash resources, the proceeds of non-recourse mortgage loans and the issuance of additional equity securities to meet these needs. We assess our ability to access capital on an ongoing basis. Our sources and uses of cash during the year are described below.
Operating Activities — During 2009, we used cash flows from operating activities of $87.9 million to fund distributions to shareholders of $68.8 million. We also made scheduled mortgage principal installments of $44.9 million and paid distributions of $2.5 million to affiliates who hold noncontrolling interests in various entities with us. Cash distributions received from our equity investments in real estate in excess of cumulative equity income (see Investing Activities below) and our existing cash resources were also used to fund scheduled mortgage principal payments and distributions to holders of noncontrolling interests.

In 2009, our cash flows from operating activities were negatively affected by increased rent delinquencies and property carrying costs related to tenants operating under bankruptcy protection. In addition, for 2009, the advisor elected to receive 20% of its performance fee from us in cash with the remaining 80% in our restricted stock, while in 2008 the advisor had elected to receive all of its performance fees from us in our restricted stock. This change by the advisor had a negative impact on our cash flow of approximately $2.9 million in 2009. During 2008, our cash flows from operating activities benefited from the receipt of $10.9 million from the advisor in connection with the SEC Settlement.
Investing Activities — Our investing activities are generally comprised of real estate related transactions (purchases and sales), payment of our annual installment of deferred acquisition fees to the advisor and capitalized property related costs. During 2009, we received aggregate proceeds of $26.2 million from the sale of two domestic properties. We used $15.0 million of the sales proceeds from one of these properties, which had been encumbered by a $12.2 million non-recourse mortgage loan, to defease non-recourse mortgage debt on two unrelated domestic properties. We then substituted the then-unencumbered properties as collateral for the pre-existing $12.2 million loan. We also received distributions from our equity investments in real estate in excess of cumulative equity income of $12.3 million, including $2.2 million of cash that was repatriated from a German investment and $1.9 million representing our share of net proceeds from a venture’s mortgage refinancing. In addition, we contributed $5.3 million to an equity investment to partially paydown its existing mortgage balance in connection with the ventures’ restructuring of its non-recourse mortgage debt. Capital expenditures, which totaled $2.9 million, primarily consisted of $2.5 million to acquire an expansion constructed by a tenant at an existing property. In January 2009, we paid our annual installment of deferred acquisition fees to the advisor, which totaled $3.6 million.
Financing Activities — In addition to making scheduled mortgage principal payments and paying distributions to shareholders and to affiliates that hold noncontrolling interests in various entities with us, we used $49.3 million to defease or prepay several non-recourse mortgage obligations. We defeased debt totaling $15.0 million on two properties (see Investing Activities above); refinanced mortgage loans totaling $31.6 million, which had scheduled maturity dates during 2009, for new non-recourse mortgage financing of $27.8 million; and used $2.7 million to defease a mortgage loan in connection with the sale of a property. We also received $8.8 million as a result of issuing shares through our distribution reinvestment and stock purchase plan and used $38.6 million to repurchase our shares through a redemption plan that allows shareholders to sell shares back to us, subject to certain limitations as described below. We incurred deferred financing costs on financing obtained during 2009 totaling $1.0 million.
We maintain a quarterly redemption plan pursuant to which we may, at the discretion of our board of directors, redeem shares of our common stock from shareholders seeking liquidity. We limit the number of shares we may redeem so that the shares we redeem in any quarter, together with the aggregate number of shares redeemed in the preceding three fiscal quarters, does not exceed a maximum of 5% of our total shares outstanding as of the last day of the immediately preceding quarter. In addition, our ability to effect redemptions is subject to our having available cash to do so. Due to higher levels of redemption requests as compared to prior years, as of the third quarter of 2009 redemptions totaled approximately 5% of total shares outstanding. In light of this 5% limitation and our desire to preserve capital and liquidity, in September 2009 our board of directors approved the suspension of our redemption plan, effective for all redemption requests received subsequent to September 1, 2009, which was the deadline for all redemptions taking place in the third quarter of 2009. We may make limited exceptions to the suspension of the program in cases of death or qualifying disability. During the first quarter of 2010, our board of directors re-evaluated the status of our redemption plan and determined to keep the suspension in place. The suspension continues as of the date of this Report and will remain in effect until our board of directors, in its discretion, determines to reinstate the redemption plan. We cannot give any assurances as to the timing of any further actions by the board with respect to the plan.
For the year ended December 31, 2009, we redeemed 3,153,150 shares of our common stock pursuant to our redemption plan at an average price per share of $12.10. All of the redemption requests made prior to the suspension of our redemption plan were granted. For redemption requests made after the suspension of the redemption plan, only those which qualified under the exceptions to the suspension of our redemption plan as described above were granted. Of the total 2009 redemptions, we redeemed 39,391 shares in the fourth quarter of 2009, all of which were redeemed under the exceptions to the suspension. We funded share redemptions during 2009 from the proceeds of the sale of shares of our common stock pursuant to our distribution reinvestment and share purchase plan and from existing cash resources.

Summary of Financing
The table below summarizes our non-recourse long-term debt (dollars in thousands):

	December 31,
	2009	2008
Balance
Fixed rate	$684,284	$691,263
Variable rate (a)	121,379	119,531

Total	$805,663	$810,794

Percent of total debt
Fixed rate	85%	85%
Variable rate (a)	15%	15%

	100%	100%

Weighted average interest rate at end of year
Fixed rate	7.2%	7.4%
Variable rate (a)	6.2%	6.2%

(a)	Variable rate debt at December 31, 2009 included (i) $18.4 million that has been effectively converted to fixed rate debt through interest rate swap derivative instruments and (ii) $97.7 million in mortgage obligations that bore interest at fixed rates but that convert to variable rates during their term. The interest rate for one of these loans, which had an outstanding balance of $8.0 million at December 31, 2009, is scheduled to reset to a variable rate in April 2010.
Cash Resources
At December 31, 2009, our cash resources consisted of cash and cash equivalents totaling $93.3 million. Of this amount, $6.1 million, at then current exchange rates, was held in foreign bank accounts, and we could be subject to restrictions or significant costs should we decide to repatriate these amounts. We also had unleveraged properties that had an aggregate carrying value of $57.3 million although, given the current economic environment, there can be no assurance that we would be able to obtain financing for these properties. Our cash resources can be used for working capital needs and other commitments.
At the date of this Report, we had several properties that were vacant following the former tenants’ termination of their leases with us in bankruptcy court. During the time that these properties remain unoccupied, we anticipate that we will incur significant carrying costs. If additional tenants encounter financial difficulties as a result of the current economic environment, our cash flows could be further impacted.
Cash Requirements
During 2010, we expect that cash payments will include paying distributions to shareholders and to our affiliates who hold noncontrolling interests in entities we control and making scheduled mortgage principal payments, as well as other normal recurring operating expenses. Balloon payments on our consolidated investments totaling $66.7 million will be due during 2010, consisting of $17.5 million during the first quarter of 2010, $12.2 million during the second quarter of 2010, $11.7 million in the third quarter of 2010 and $25.3 million during the fourth quarter of 2010. During the first quarter of 2010, we made balloon payments totaling $5.4 million on maturing mortgage loans. We are actively seeking to refinance certain of these loans and believe we have existing cash resources that can be used to make these payments.

Off-Balance Sheet Arrangements and Contractual Obligations
The table below summarizes our off-balance sheet arrangements and contractual obligations at December 31, 2009 and the effect that these arrangements and obligations are expected to have on our liquidity and cash flow in the specified future periods (in thousands):

		Less than			More than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
Non-recourse debt — Principal	$805,663	$86,262	$434,601	$37,277	$247,523
Deferred acquisition fees — Principal	6,880	2,645	2,557	893	785
Interest on borrowings and deferred acquisition fees (a)	195,447	54,325	63,405	33,669	44,048
Subordinated disposition fees (b)	5,722	—	5,722	—	—
Operating and other lease commitments (c)	4,462	641	1,305	1,310	1,206

	$1,018,174	$143,873	$507,590	$73,149	$293,562

(a)	Interest on unhedged variable rate debt obligations was calculated using the applicable annual variable interest rates and balances outstanding at December 31, 2009.

(b)	Payable to the advisor, subject to meeting contingencies, in connection with any liquidity event. There can be no assurance that any liquidity event will be achieved in this time frame. See Holding Period in Item 1 above.

(c)	Operating and other lease commitments consist primarily of rent obligations under ground leases and our share of future minimum rents payable under an office cost-sharing agreement with certain affiliates for the purpose of leasing office space used for the administration of real estate entities. Amounts under the cost-sharing agreement are allocated among the entities based on gross revenues and are adjusted quarterly. The table above excludes the rental obligations under ground leases of two ventures in which we own a combined interest of 32%. These obligations total approximately $34.6 million over the lease terms, which extend through 2091. We account for these ventures under the equity method of accounting.
Amounts in the table above related to our foreign operations are based on the exchange rate of the local currencies at December 31, 2009. At December 31, 2009, we had no material capital lease obligations for which we are the lessee, either individually or in the aggregate.
We acquired two related investments in 2007 that are accounted for under the equity method of accounting as we do not have a controlling interest but exercise significant influence. The remaining ownership of these entities is held by our advisor and certain of our affiliates. The primary purpose of these investments was to ultimately acquire an interest in the underlying properties and as such was structured to effectively transfer the economics of ownership to us and our affiliates while still monetizing the sales value by transferring the legal ownership in the underlying properties over time. We acquired an interest in a venture (the “property venture”) that in turn acquired a 24.7% ownership interest in a limited partnership owning 37 properties throughout Germany. Concurrently, we also acquired an interest in a second venture (the “lending venture”) that made a loan (the “note receivable”) to the holder of the remaining 75.3% interests in the limited partnership (the “partner”). Under the terms of the note receivable, the lending venture will receive interest that approximates 75% of all income earned by the limited partnership, less adjustments. Our total effective ownership interest in the ventures is 32%. In connection with the acquisition, the property venture agreed to an option agreement that gives the property venture the right to purchase, from the partner, an additional 75% interest in the limited partnership no later than December 2010 at a price equal to the principal amount of the note receivable at the time of purchase. Upon exercise of this purchase option, the property venture would own 99.7% of the limited partnership. The property venture has also agreed to a second assignable option agreement to acquire the remaining 0.3% interest in the limited partnership by December 2012. If the property venture does not exercise its option agreements, the partner has option agreements to put its remaining interests in the limited partnership to the property venture during 2014 at a price equal to the principal amount of the note receivable at the time of purchase.
Upon exercise of the purchase option or the put, in order to avoid circular transfers of cash, the seller and the lending venture and the property venture agreed that the lending venture or the seller may elect, upon exercise of the respective purchase option or put option, to have the loan from the lending venture to the seller repaid by a deemed transfer of cash. The deemed transfer shall be in amounts necessary to fully satisfy the seller’s obligations to the lending venture, and the lending venture shall be deemed to have transferred such funds up to us and our affiliates as if we had recontributed them down into the property venture based on our pro rata ownership. Accordingly, at December 31, 2009 (based on the exchange rate of the Euro), the only additional cash required by us to fund the exercise of the purchase option or the put would be the pro rata amounts necessary to redeem the advisor’s interest, the aggregate of which would be $2.4 million, with our share approximating $0.8 million. In addition, our maximum exposure to loss on these ventures was $16.2 million (inclusive of both our existing investment and the amount to fund our future commitment).

We have investments in unconsolidated ventures that own single-tenant properties net leased to corporations. All of the underlying investments are owned with our affiliates. Summarized financial information for these ventures and our ownership interest in the ventures at December 31, 2009 are presented below. Summarized financial information provided represents the total amounts attributable to the ventures and does not represent our proportionate share (dollars in thousands):

	Ownership
	Interest at		Total Third
Lessee	December 31, 2009	Total Assets	Party Debt	Maturity Date
ShopRite Supermarkets, Inc.	45%	$16,342	$9,483	7/2010
The Upper Deck Company	50%	27,693	10,403	2/2011
Del Monte Corporation	50%	14,505	10,389	8/2011
Advanced Micro Devices, Inc. (a)	67%	88,182	33,502	1/2012
Best Buy Co., Inc.	37%	42,562	24,594	2/2012
True Value Company	50%	131,196	69,165	1/2013 & 2/2013
U-Haul Moving Partners, Inc. and Mercury Partners, LP	12%	294,101	164,328	5/2014
Checkfree Holdings, Inc.	50%	33,745	29,500	6/2016
Life Time Fitness, Inc. and Town Sports International Holdings, Inc.	56%	114,443	83,249	12/2016 & 5/2017
Hellweg Die Profi-Baumarkte GmbH & Co. KG (b)	32%	470,451	404,267	4/2017
Compucom Systems, Inc. (c)	67%	32,738	21,748	3/2019
Dick’s Sporting Goods, Inc.	45%	27,756	22,185	1/2022

		$1,293,714	$882,813

(a)	In July 2009, this venture restructured its existing non-recourse mortgage debt and made an $8.0 million partial paydown of the loan balance.

(b)	Ownership interest represents our combined interest in two ventures. Total assets excludes a note receivable from an unaffiliated third party. Total third party debt excludes a related noncontrolling interest that is redeemable by the unaffiliated third party. The note receivable and noncontrolling interest each had a carrying value of $337.4 million at December 31, 2009. Dollar amounts shown are based on the exchange rate of the Euro at December 31, 2009.

(c)	In April 2009, this venture refinanced its existing non-recourse mortgage debt for new non-recourse financing of $22.6 million.
In connection with the purchase of many our properties, we required the sellers to perform environmental reviews. We believe, based on the results of these reviews, that our properties were in substantial compliance with federal and state environmental statutes at the time the properties were acquired. However, portions of certain properties have been subject to some degree of contamination, principally in connection with either leakage from underground storage tanks, surface spills or other on-site activities. In most instances where contamination has been identified, tenants are actively engaged in the remediation process and addressing identified conditions. Tenants are generally subject to environmental statutes and regulations regarding the discharge of hazardous materials and any related remediation obligations. In addition, our leases generally require tenants to indemnify us from all liabilities and losses related to the leased properties, with provisions of this indemnification specifically addressing environmental matters. The leases generally include provisions that allow for periodic environmental assessments, paid for by the tenant, and allow us to extend leases until such time as a tenant has satisfied its environmental obligations. Certain of our leases allow us to require financial assurances from tenants, such as performance bonds or letters of credit, if the costs of remediating environmental conditions are, in our estimation, in excess of specified amounts. Accordingly, we believe that the ultimate resolution of any environmental matters should not have a material adverse effect on our financial condition, liquidity or results of operations.

Subsequent Events
Retrospective Adjustment for Discontinued Operations
Subsequent to the filing of our annual report on Form 10-K on March 26, 2010, (i) during the first and second quarters of 2010, we sold two unrelated domestic properties back to each of their respective tenants for a total price of approximately $11.1 million, net of selling costs, and recognized a net loss on the sales of $0.4 million; (ii) in March, 2010, we returned a property previously leased to Nortel Networks Inc. to the lender in exchange for the lender’s agreement to release us from all mortgage loan obligations; and (iii) in June 2010, a consolidated subsidiary consented to a court order appointing a receiver following an event of a default by us on a non-recourse debt obligation involving a property that was previously leased to Buffets, Inc. As we no longer have control over the activities which most significantly impact the economic performance of this subsidiary following possession by the receiver, the subsidiary was deconsolidated during the six months ended June 30, 2010. In accordance with current authoritative guidance for accounting for disposal of long-lived assets, the accompanying consolidated statements of income have been retrospectively adjusted and the net results of operations of each of these properties have been reclassified to discontinued operations from continuing operations for the years ended December 31, 2009, 2008 and 2007, respectively. The net effect of the reclassification represents an increase of $37.5 million, or 1,298%, in our previously reported income from continuing operations for the year ended December 31, 2009, primarily due to decreases in impairment charges and uncollected rent expense totaling $30.3 million and $8.4 million, respectively, and decreases of $2.9 million, or 7%, and $3.7 million, or 7%, in our previously reported income from continuing operations for the years ended December 31, 2008 and 2007, respectively. There is no effect on our previously reported net income, financial condition or cash flows.
Critical Accounting Estimates
Our significant accounting policies are described in Note 2 to the consolidated financial statements. Many of these accounting policies require judgment and the use of estimates and assumptions when applying these policies in the preparation of our consolidated financial statements. On a quarterly basis, we evaluate these estimates and judgments based on historical experience as well as other factors that we believe to be reasonable under the circumstances. These estimates are subject to change in the future if underlying assumptions or factors change. Certain accounting policies, while significant, may not require the use of estimates. Those accounting policies that require significant estimation and/or judgment are listed below.
Classification of Real Estate Assets
We classify our directly owned leased assets for financial reporting purposes at the inception of a lease, or when significant lease terms are amended, as either real estate leased under operating leases or net investment in direct financing leases. This classification is based on several criteria, including, but not limited to, estimates of the remaining economic life of the leased assets and the calculation of the present value of future minimum rents. We estimate remaining economic life based in part on third party appraisals of the leased assets. We calculate the present value of future minimum rents using the lease’s implicit interest rate, which requires an estimate of the residual value of the leased assets as of the end of the non-cancelable lease term. Estimates of residual values are generally based on third party appraisals. Different estimates of residual value result in different implicit interest rates and could possibly affect the financial reporting classification of leased assets. The contractual terms of our leases are not necessarily different for operating and direct financing leases; however, the classification is based on accounting pronouncements that are intended to indicate whether the risks and rewards of ownership are retained by the lessor or substantially transferred to the lessee. We believe that we retain certain risks of ownership regardless of accounting classification. Assets classified as net investment in direct financing leases are not depreciated but are written down to expected residual value over the lease term. Therefore, the classification of assets may have a significant impact on net income even though it has no effect on cash flows.
Identification of Tangible and Intangible Assets in Connection with Real Estate Acquisitions
In connection with our acquisition of properties accounted for as operating leases, we allocate purchase costs to tangible and intangible assets and liabilities acquired based on their estimated fair values. We determine the value of tangible assets, consisting of land and buildings, as if vacant, and record intangible assets, including the above- and below-market value of leases, the value of in-place leases and the value of tenant relationships, at their relative estimated fair values.
We determine the value attributed to tangible assets in part using a discounted cash flow model that is intended to approximate both what a third party would pay to purchase the vacant property and rent at current estimated market rates. In applying the model, we assume that the disinterested party would sell the property at the end of an estimated market lease term. Assumptions used in the model are property-specific where this information is available; however, when certain necessary information is not available, we use available regional and property-type information. Assumptions and estimates include a discount rate or internal rate of return, marketing period necessary to put a lease in place, carrying costs during the marketing period, leasing commissions and tenant improvements allowances, market rents and growth factors of these rents, market lease term and a cap rate to be applied to an estimate of market rent at the end of the market lease term.
We acquire properties subject to net leases and determine the value of above-market and below-market lease intangibles based on the difference between (i) the contractual rents to be paid pursuant to the leases negotiated and in place at the time of acquisition of the properties and (ii) our estimate of fair market lease rates for the property or a similar property, both of which are measured over a period equal to the estimated market lease term. We discount the difference between the estimated market rent and contractual rent to a present value using an interest rate reflecting our current assessment of the risk associated with the lease acquired, which includes a consideration of the credit of the lessee. Estimates of market rent are generally based on a third party appraisal obtained in connection with the property acquisition and can include estimates of market rent increase factors, which are generally provided in the appraisal or by local brokers.

We evaluate the specific characteristics of each tenant’s lease and any pre-existing relationship with each tenant in determining the value of in-place lease and tenant relationship intangibles. To determine the value of in-place lease intangibles, we consider estimated market rent, estimated carrying costs of the property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Estimated carrying costs include real estate taxes, insurance, other property operating costs and estimates of lost rentals at market rates during the hypothetical expected lease-up periods, based on assessments of specific market conditions. In determining the value of tenant relationship intangibles, we consider the expectation of lease renewals, the nature and extent of our existing relationship with the tenant, prospects for developing new business with the tenant and the tenant’s credit profile. We also consider estimated costs to execute a new lease, including estimated leasing commissions and legal costs, as well as estimated carrying costs of the property during a hypothetical expected lease-up period. We determine these values using third party appraisals or our estimates.
Basis of Consolidation
When we obtain an economic interest in an entity, we evaluate the entity to determine if it is deemed a variable interest entity (“VIE”) and, if so, whether we are deemed to be the primary beneficiary and are therefore required to consolidate the entity. Significant judgment is required to determine whether a VIE should be consolidated. We review the contractual arrangements provided for in the partnership agreement or other related contracts to determine whether the entity is considered a VIE under current authoritative accounting guidance, and to establish whether we have any variable interests in the VIE. We then compare our variable interests, if any, to those of the other venture partners to identify the party that is exposed to the majority of the VIE’s expected losses, expected residual returns, or both. We use this analysis to determine who should consolidate the VIE. The comparison uses both qualitative and quantitative analytical techniques that may involve the use of a number of assumptions about the amount and timing of future cash flows.
For an entity that is not considered to be a VIE, the general partners in a limited partnership (or similar entity) are presumed to control the entity regardless of the level of their ownership and, accordingly, may be required to consolidate the entity. We evaluate the partnership agreements or other relevant contracts to determine whether there are provisions in the agreements that would overcome this presumption. If the agreements provide the limited partners with either (a) the substantive ability to dissolve or liquidate the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights, the limited partners’ rights overcome the presumption of control by a general partner of the limited partnership, and, therefore, the general partner must account for its investment in the limited partnership using the equity method of accounting.
When we obtain an economic interest in an entity that is structured at the date of acquisition as a tenant-in-common interest, we evaluate the tenancy-in-common agreements or other relevant documents to ensure that the entity does not qualify as a VIE and does not meet the control requirement required for consolidation. We also use judgment in determining whether the shared decision-making involved in a tenant-in-common interest investment creates an opportunity for us to have significant influence on the operating and financial decisions of these investments and thereby creates some responsibility by us for a return on our investment. We account for tenancy-in-common interests under the equity method of accounting.
Impairments
We periodically assess whether there are any indicators that the value of our long-lived assets may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, the vacancy of a property that is not subject to a lease; a lease default by a tenant that is experiencing financial difficulty; the termination of a lease by a tenant or the rejection of a lease in a bankruptcy proceeding. Impairment charges do not necessarily reflect the true economic loss caused by the default of the tenant, which may be greater or less than the impairment amount. In addition, we use non-recourse debt to finance our acquisitions, and to the extent that the value of an asset is written down to below the value of its debt, there is an unrealized gain that will be triggered when we turn the asset back to the lender in satisfaction of the debt. We may incur impairment charges on long-lived assets, including real estate, direct financing leases, assets held for sale and equity investments in real estate. We may also incur impairment charges on marketable securities. Estimates and judgments used when evaluating whether these assets are impaired are presented below.

Real Estate
For real estate assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property to the future net undiscounted cash flow that we expect the property will generate, including any estimated proceeds from the eventual sale of the property. The undiscounted cash flow analysis requires us to make our best estimate of market rents, residual values and holding periods. We estimate market rents and residual values using market information from outside sources such as broker quotes or recent comparable sales. In cases where the available market information is not deemed appropriate, we perform a future net cash flow analysis discounted for inherent risk associated with each asset to determine an estimated fair value. As our investment objective is to hold properties on a long-term basis, holding periods used in the undiscounted cash flow analysis generally range from five to ten years. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining the best possible estimate of future cash flows. If the future net undiscounted cash flow of the property is less than the carrying value, the property is considered to be impaired. We then measure the loss as the excess of the carrying value of the property over its estimated fair value. The property’s estimated fair value is primarily determined using market information from outside sources such as broker quotes or recent comparable sales.
Direct Financing Leases
We review our direct financing leases at least annually to determine whether there has been an other-than-temporary decline in the current estimate of residual value of the property. The residual value is our estimate of what we could realize upon the sale of the property at the end of the lease term, based on market information from outside sources such as broker quotes or recent comparable sales. If this review indicates that a decline in residual value has occurred that is other-than-temporary, we recognize an impairment charge and revise the accounting for the direct financing lease to reflect a portion of the future cash flow from the lessee as a return of principal rather than as revenue. While we evaluate direct financing leases if there are any indicators that the residual value may be impaired, the evaluation of a direct financing lease can be affected by changes in long-term market conditions even though the obligations of the lessee are being met.
Assets Held for Sale
We classify assets that are accounted for as operating leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied and we believe it is probable that the disposition will occur within one year. When we classify an asset as held for sale, we calculate its estimated fair value as the expected sale price, less expected selling costs. We base the expected sale price on the contract and the expected selling costs on information provided by brokers and legal counsel. We then compare the asset’s estimated fair value to its carrying value, and if the estimated fair value is less than the property’s carrying value, we reduce the carrying value to the estimated fair value. We will continue to review the property for subsequent changes in the estimated fair value, and may recognize an additional impairment charge if warranted.
If circumstances arise that we previously considered unlikely and, as a result, we decide not to sell a property previously classified as held for sale, we reclassify the property as held and used. We record a property that is reclassified as held and used at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used, or (b) the estimated fair value at the date of the subsequent decision not to sell.
Equity Investments in Real Estate
We evaluate our equity investments in real estate on a periodic basis to determine if there are any indicators that the value of our equity investment may be impaired and to establish whether or not that impairment is other-than-temporary. To the extent impairment has occurred, we measure the charge as the excess of the carrying value of our investment over its estimated fair value, which is determined by multiplying the estimated fair value of the underlying venture’s net assets by our ownership interest percentage. For our unconsolidated ventures in real estate, we calculate the estimated fair value of the underlying venture’s real estate or net investment in direct financing lease as described in Real Estate and Direct Financing Leases above. The fair value of the underlying venture’s debt, if any, is calculated based on market interest rates and other market information. The fair value of the underlying venture’s other assets and liabilities is generally assumed to be equal to their carrying value.
Marketable Securities
We evaluate our marketable securities for impairment if a decline in estimated fair value below cost basis is significant and/or has lasted for an extended period of time. We review the underlying cause of the decline in value and the estimated recovery period, as well as the severity and duration of the decline, to determine if the decline is other-than-temporary. In our evaluation, we consider our ability and intent to hold these investments for a reasonable period of time sufficient for us to recover our cost basis. We also evaluate the near-term prospects for each of these investments in relation to the severity and duration of the decline. If we determine that the decline is other-than-temporary, we record an impairment charge to reduce our cost basis to the estimated fair value of the security.

Provision for Uncollected Amounts from Lessees
On an ongoing basis, we assess our ability to collect rent and other tenant-based receivables and determine an appropriate allowance for uncollected amounts. Because we have a limited number of lessees (19 lessees represented 65% of lease revenues during 2009), we believe that it is necessary to evaluate the collectibility of these receivables based on the facts and circumstances of each situation rather than solely using statistical methods. Therefore, in recognizing our provision for uncollected rents and other tenant receivables, we evaluate actual past due amounts and make subjective judgments as to the collectability of those amounts based on factors including, but not limited to, our knowledge of a lessee’s circumstances, the age of the receivables, the tenant’s credit profile and prior experience with the tenant. Even if a lessee has been making payments, we may reserve for the entire receivable amount from the lessee if we believe there has been significant or continuing deterioration in the lessee’s ability to meet its lease obligations.
Income Taxes
We have elected to be treated as a REIT under Sections 856 through 860 of the Code. In order to maintain our qualification as a REIT, we are required to, among other things, distribute at least 90% of our REIT net taxable income to our shareholders (excluding net capital gains) and meet certain tests regarding the nature of our income and assets. As a REIT, we are not subject to U.S. federal income tax with respect to the portion of our income that meets certain criteria and is distributed annually to shareholders. Accordingly, no provision for U.S. federal income taxes is included in the consolidated financial statements with respect to these operations. We believe we have operated, and we intend to continue to operate, in a manner that allows us to continue to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. If we were to fail to meet these requirements, we would be subject to U.S. federal income tax.
We conduct business in various states and municipalities within the U.S. and the European Union and, as a result, we or one or more of our subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and certain foreign jurisdictions. As a result, we are subject to certain state, local and foreign taxes and a provision for such taxes is included in the consolidated financial statements.
Significant judgment is required in determining our tax provision and in evaluating our tax positions. We establish tax reserves in accordance using a benefit recognition model, which we believe could result in a greater amount of benefit (and a lower amount of reserve) being initially recognized in certain circumstances. Provided that the tax position is deemed more likely than not of being sustained, we recognize the largest amount of tax benefit that is greater than 50 percent likely of being ultimately realized upon settlement. The tax position must be derecognized when it is no longer more likely than not of being sustained.
Future Accounting Requirements
In June 2009, the FASB issued amended guidance related to the consolidation of VIEs. These amendments require an enterprise to qualitatively assess the determination of the primary beneficiary of a VIE based on whether the entity (1) has the power to direct matters that most significantly impact the activities of the VIE, and (2) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The amendments change the consideration of kick-out rights in determining if an entity is a VIE, which may cause certain additional entities to now be considered VIEs. Additionally, they require an ongoing reconsideration of the primary beneficiary and provide a framework for the events that trigger a reassessment of whether an entity is a VIE. This guidance is effective for us beginning January 1, 2010. We are currently assessing the potential impact that the adoption of the new guidance will have on our financial position and results of operations.